Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR SEPTEMBER

Dallas, Texas, September 4, 2014 – Southwest Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.38170 per unit, payable on September 29, 2014, to Unit holders of record on September 15, 2014. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabineroyalty.com/.

This distribution reflects primarily the oil production for June 2014 and the gas production for May 2014. Preliminary production volumes are approximately 35,694 barrels of oil and 553,429 Mcf of gas. Preliminary prices are approximately $96.52 per barrel of oil and $4.65 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	35,694	553,429	$96.52	$4.65
Prior Month	37,108	590,946	$95.03	$4.62

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of August and the transition to new systems, approximately $1,744,280 of revenue received will be posted in the following month of September in addition to normal receipts during September. Since the close of business in August and prior to this press release, approximately $2,367,000 revenue has been received.

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Contact:	Ron Hooper
SVP, Royalty Trust Services
Southwest Bank
(855) 588-7839